Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Primega Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Amount Registered(1)		Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value US$0.00005 per share	13,464,000	(4)	$0.68055	$9,373,636.8	$0.00015310	$1,435.10

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (or the Securities Act) the Ordinary Shares (or Ordinary Shares) registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low trading prices ($0.6962 and $0.6649, respectively) of the registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on March 7, 2025, which date is within five business days prior to the filing of this registration statement.

(3)	The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholder.

(4)	All the Ordinary Shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-1.